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                                                                     EXHIBIT 5.1

                               December 15, 2000



Rational Software Corporation
18880 Homestead Road
Cupertino, California  95014

     Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

     We have examined the registration statement on Form S-4 to be filed by you with the Securities and Exchange Commission on or about December 15, 2000 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933 of 12,922,208 shares of your common stock (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the issuance of the Shares pursuant to the merger described in the registration statement.

     It is our opinion that, when issued in the manner described in the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                       Very truly yours,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation

                                       /s/ Wilson Sonsini Goodrich & Rosati